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                                                                    Exhibit 99.a

           RONSON REPORTS SALES AND RESULTS OF OPERATIONS IN THE THIRD
                          QUARTER AND NINE MONTHS 2005


         Somerset, N.J., November 3, 2005 - Ronson Corporation (NASDAQ Capital Market RONC) today reported:

Sales
-----

      The Company's Net Sales were $7,196,000 in the third quarter of 2005 compared to $6,979,000 in the third quarter of 2004, an increase of 3%, and were $19,702,000 in the nine months of 2005 as compared to $20,404,000 in the nine months of 2004.

Results of Operations
---------------------

      The Company's Earnings before Other Charges and Income Taxes were $249,000 in the third quarter of 2005 as compared to $43,000 in the third quarter of 2004. The Company had Earnings before Other Charges and Income Taxes of $15,000 in the nine months of 2005 as compared to $641,000 in the nine months of 2004. The Company's Earnings before Other Charges and Income Taxes of $249,000 were a significant improvement over the prior five quarters as follows:

              Earnings (Loss) before Other Charges & Income Taxes

              Third quarter               2005                  $ 249,000
              Second quarter              2005                   (93,000)
              First quarter               2005                  (141,000)
              Fourth quarter              2004                      8,000
              Third quarter               2004                     43,000
              Second quarter              2004                     70,000

      As previously reported on August 5, 2005, in the second quarter 2005, the Company reached an agreement for the sale of Ronson Aviation's charter aircraft, the Citation II, and its charter business for $1.6 million in cash. The sale was completed on September 30, 2005, and the sale resulted in a nonrecurring loss in the third quarter and nine months of 2005 of $170,000 and $591,000, respectively, before income taxes.

      After the nonrecurring loss, the Company had Net Earnings of $20,000 in the third quarter of 2005 compared to $11,000 in the third quarter of 2004. After the nonrecurring loss of $591,000 (before income taxes), the Company had a Net Loss of $393,000 in the nine months of 2005 as compared to Net Earnings of $212,000 in the nine months of 2004. The Net Earnings in the nine months of 2004 were after a second quarter 2004 expense of $122,000 for state income taxes related to an assessment by the State of New Jersey for prior years.


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                                                                     Page 5 of 6

      Ronson Corporation's operations include it's wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.


                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30:
-----------------------------------
                                                 2005                 2004
                                                 ----                  ----

Net sales                                   $    7,196,000       $ 6,979,000
Earnings before other charges and
     income taxes                                  249,000            43,000

Nonrecurring loss - aircraft sale                  170,000 (1)            --
Other charges - litigation                          40,000 (2)        15,000 (2)
Earnings before income taxes                        39,000            28,000
Income tax expenses                                 19,000            17,000
Net earnings                                        20,000            11,000

Net earnings per common share (4,5):
     Basic                                  $           --       $        --
     Diluted                                            --                --

Average common shares outstanding (4,5):
     Basic                                       4,321,000         4,291,000
     Diluted                                     4,367,000         4,342,000


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                                                                     Page 6 of 6

FOR THE NINE MONTHS ENDED SEPTEMBER 30:
                                                   2005               2004
                                                   ----               ----

Net sales                                   $ 19,702,000        $ 20,404,000
Earnings before other charges and
     income taxes                                 15,000             641,000
Nonrecurring loss - aircraft sale                591,000 (1)              --
Other charges - litigation                        95,000 (2)         115,000 (2)
Earnings (loss) before income taxes             (671,000)            526,000
Income tax expenses (benefits)                  (278,000)            314,000 (3)
Net earnings (loss)                             (393,000)            212,000

Net earnings (loss) per common share (4,5):
     Basic                                  $       (.09)       $        .05
     Diluted                                        (.09)                .05

Average common shares outstanding (4,5)
     Basic                                     4,321,000           4,271,000
     Diluted                                   4,321,000           4,354,000


FOOTNOTES:

(1) In the third quarter of 2005, the Company completed the sale of Ronson Aviation's charter aircraft, the Citation II, and its charter business for $1.6 million in cash. The expected sale resulted in a nonrecurring loss in the third quarter and nine months of 2005 of $170,000 and $591,000 before income taxes, respectively.

(2) Each of the periods reported included other charges which were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements.

(3) The income tax expense in the nine months of 2004 included an accrual of state income taxes of $122,000 ($81,000 net of the federal income tax effect). This accrual related to the Company's appeal in the Tax Court of an assessment by the State of New Jersey of $122,000 in income taxes for the years 1997-2000. In June 2004 the New Jersey Tax Court upheld the assessment by the State of New Jersey. The Company has appealed the decision of the Tax Court.

(4) Basic Net Earnings (Loss) per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of $2,000 in the nine months of 2004 (none in 2005).

           Diluted Net Earnings (Loss) per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the nine months ended September 30, 2005 and therefore, were excluded from the computation of Diluted Net Earnings
           (Loss) per Common Share for that period.

(5) On February 15, 2005 the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.